Exhibit 99.1

Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, USVI 00820

February 21, 2020

To the holders of our
Series A Convertible Preferred Stock
listed on Annex I hereto.

Re:    Holder Notices

Ladies and Gentlemen:

Reference is hereby made to the Certificate of Designations (“Certificate”) relating to the Series A Convertible Preferred Stock (“Series A Preferred Shares”) of Altisource Asset Management Corporation (“Corporation”). Capitalized terms used but not defined herein shall have the meanings set forth in the Certificate.

Between January 31, 2020 and February 3, 2020, the Corporation received purported Holder Redemption Notices from holders of our Series A Preferred Shares requesting that the Corporation redeem an aggregate of $250,000,000 liquidation preference of its Series A Preferred Shares on March 15, 2020. The Corporation does not have legally available funds to redeem all, but not less than all, of the outstanding Series A Preferred Shares held by the holders who delivered such purported Holder Redemption Notices on the March 15, 2020 Redemption Date. Therefore, pursuant to Section 5(b) of the Certificate, the Corporation will not provide such holders a notice of a Holder Redemption Date or redeem all such outstanding Series A Preferred Shares on the March 15, 2020 Redemption Date.

The Corporation hereby reserves all rights, remedies, powers, privileges, claims or causes of action of the Corporation arising under the Certificate, the Securities Purchase Agreement, dated March 13, 2014, by and among the Corporation and each investor identified therein, and under applicable law or in equity. This letter does not waive, and the Corporation has not waived, any such rights, remedies, powers, privileges, claims or causes of action.

This letter shall be governed by, and construed in accordance with, the laws of the United States Virgin Islands.

Please direct any questions to Stephen H. Gray at stephen.gray@altisourceamc.com.

This letter has been issued by: Altisource Asset Management Corporation, issuer of the Series A Preferred Shares.

Sincerely,

Altisource Asset Management Corporation

By: /s/ Stephen H. Gray
Name:    Stephen H. Gray
Title:    General Counsel and Secretary

Annex I

Bay Pond Investors (Bermuda) L.P.
Bay Pond Partners, L.P.
Citco Global Custody (NA) N.V. Ref 413101 LSV Special Opportunities SPV V, Ltd.
Citgo Global Custody (NA) N.V. Ref 413283 Madison Acquisition 55, L.P.
Ithan Creek Master Investors (Cayman) L.P.
Luxor Capital Partners Offshore Master Fund, LP
Luxor Capital Partners, LP
Luxor Spectrum, LLC
Luxor Wavefront, LP
Putnam Capital Spectrum Fund, a series of Putnam Funds Trust
Putnam Equity Spectrum Fund, a series of Putnam Funds Trust
Thebes Offshore Master Fund, LP